INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT (this “Agreement”) is made and entered into as of April 11, 2005, by and between Kevin T. Ryan (“Ryan”) and CMKXTREME, Inc., a Nevada corporation (“CMKX”).

Preliminary Statements

A.        Ryan is a secured creditor of Crystalix Group International, Inc.., a Nevada corporation (“Debtor”), and has extended loans and other financial accommodations to Debtor which are secured by security interests in certain personal property assets of Debtor (the “Collateral”) as provided in that certain Security Agreement dated December 23, 2002 (the “Ryan Security Agreement”).

B.         Debtor has issued in favor of CMKX a certain Convertible Promissory Note, in the original principal amount of Two Million Dollars ($2,000,000), dated September 23, 2004 as amended and restated as of April 11, 2005 (the “CMKX Note”). In order to secure the obligations of Debtor owing to CMKX under the CMKX Note, Debtor has executed that certain Security Agreement in favor of CMKX dated April 11, 2005 (the “CMKX Security Agreement).

Agreement

NOW, THEREFORE, in consideration of CMKX agreeing to amend and restate the CMKX Note, CMKX and Ryan agree as follows.

1.         Definition of Obligations. The term “Obligations” is used in this Agreement in its broadest and most comprehensive sense and shall mean all present and future indebtedness of Debtor which may be, from time to time, directly or indirectly, incurred by Debtor, including interest (including any interest which, but for the application of the provisions of the Federal Bankruptcy Code, would have accrued on such amounts), principal, costs and other charges, and all claims, rights, causes of action, judgments, decrees, remedies, security interests or other obligations of any kind whatsoever and howsoever arising, whether voluntary, involuntary, absolute, contingent or by operation of law.

2.         Equal Priority of CMKX Liens and Security Interests. All liens and security interests presently existing or hereafter obtained by CMKX in any of the Collateral to secure any Obligations now or hereafter owed by Debtor to CMKX (“CMKX Liens”) shall have equal priority with any and all liens and security interests now or hereafter obtained by Ryan in the Collateral to secure any Obligations now or hereafter owed by Debtor to Ryan (“Ryan Liens”). The equal priority established by this Agreement shall be binding upon Ryan and CMKX notwithstanding the time of attachment or perfection of or the avoidance of either the Ryan Liens or the CMKX Liens.

3.             CMKX’s Waivers. CMKX agrees that Ryan shall have absolute power and discretion, without notice to CMKX, to deal in any manner with the Obligations of Debtor to Ryan, the Ryan Liens, and the Collateral, including, but not limited to enforcement of the Ryan

45931.0004\YOKENS\LAS\82236.4

Liens as provided in the Ryan Security Agreement and applicable law, or the release, surrender, extension, renewals, acceleration, compromise or substitution of the Ryan Liens or the Obligations secured thereby. CMKX hereby waives the right, if any, to require Ryan to marshal or otherwise require Ryan to proceed to dispose of or foreclose upon the Collateral in any manner or order.

4.             Ryan’s Waivers. Ryan agrees that CMKX shall have absolute power and discretion, without notice to Ryan, to deal in any manner with the Obligations of Debtor to CMKX, the CMKX Liens, and the Collateral, including, but not limited to enforcement of the CMKX Liens as provided in the CMKX Security Agreement and applicable law or the release, surrender, extension, renewals, acceleration, compromise or substitution of the CMKX Liens or the Obligations secured thereby. Ryan hereby waives the right, if any, to require CMKX to marshal or otherwise require CMKX to proceed to dispose of or foreclose upon the Collateral in any manner or order.

5.             Ryan’s Realization Upon Collateral. If Ryan at any time realizes cash proceeds resulting from the enforcement of the Ryan Liens against the Collateral, Ryan shall promptly deliver to CMKX a portion of such proceeds, equal to the amount of such proceeds multiplied by a fraction as follows: (a) the numerator of the fraction shall be the total amount of the Obligations owed by Debtor to CMKX secured by the CMKX Liens immediately prior to such enforcement action, and (b) the denominator of the fraction shall be the sum of the amounts of all Obligations owed by Debtor to Ryan and CMKX, secured by either the Ryan Liens or the CMKX Liens, immediately prior to such enforcement action.

6.             CMKX Realization Upon Collateral. If CMKX at any time realizes cash proceeds resulting from the enforcement of the CMKX Liens against the Collateral, CMKX shall promptly deliver to Ryan a portion of such proceeds, equal to the amount of such proceeds multiplied by a fraction as follows: (a) the numerator of the fraction shall be the total amount of the Obligations owed by Debtor to Ryan secured by the Ryan Liens immediately prior to such enforcement action, and (b) the denominator of the fraction shall be the sum of the amounts of all Obligations owed by Debtor to Ryan and CMKX, secured by either the Ryan Liens or the CMKX Liens, immediately prior to such enforcement action.

7.             Choice of Law. The validity of this Agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by and construed in accordance with the laws of the State of Nevada.

8.             Collection Costs; Attorneys’ Fees. In the event it becomes necessary for any party to commence any proceedings or actions to enforce the provisions of this Agreement, the court or body before which the same shall be tried shall award to the prevailing party all costs and expenses thereof including, but not limited to, reasonable attorneys’ fees, the usual and customary and lawfully recoverable court costs and all other expenses in connection therewith.

9.             Assignees, etc. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of CMKX and Ryan.

45931.0004\YOKENS\LAS\82236.4

10.           Counterparts. This Agreement may be simultaneously executed in several counterparts, each of which shall be the original and all of which shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

___________________________________ Kevin T. Ryan	CMKXTREME, Inc., a Nevada corporation By: _________________________________ Urban Casavant, President

3

45931.0004\YOKENS\LAS\82236.4